EXHIBIT 14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Managers and the Owners of Variable Annuity
  Contract of The Travelers Growth and Income Stock Account for Variable Annuities, a series of The Travelers Insurance Company:

We consent to the use of our report, dated February 17, 2005, incorporated herein by reference, in this registration statement for The Travelers Growth and Income Stock Account for Variable Annuities, a series of The Travelers Insurance Company and to the references to our firm under the headings "Portfolio Financial Highlights" and "Availability of Additional Information about the Account and Portfolio" in the Combined Prospectus/Proxy Statement.


                                                                        KMPG LLP


New York, New York
January 26, 2006